Exhibit 99.1
NEWS RELEASE
www.agcocorp.com
For Immediate Release
CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com
AGCO APPOINTS BOB DE LANGE TO BOARD OF DIRECTORS
DULUTH, GA – December 14, 2020 – AGCO, Your Agriculture Company, (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today the election of Bob De Lange to its Board of Directors effective January 1, 2021. “We are delighted to have Bob join our Board of Directors,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “He brings extensive digitalization and distribution experience, while having leadership roles in the U.S and internationally. His experience will provide an important perspective and contribution to our board.”
Mr. De Lange, who is 51, is the Group President, Services, Distribution and Digital, at Caterpillar Corporation, the world's largest construction equipment manufacturer. Mr. De Lange joined Caterpillar in 1993 and has served in various leadership capacities. In his current role, he is responsible for management of the Caterpillar brand and distribution network. His dealer management role includes both relationship management as well as development of dealer capability and productivity. Previously, Mr. De Lange served as Caterpillar’s Group President of Construction Industries, responsible for managing an approximately $20 billion business producing highly engineered, capital intensive products, such as backhoes, excavators, loaders and tractors. His global experience includes world-wide product management responsibilities with work assignments in Europe and Asia. Mr. De Lange earned his Bachelor of Science degree, as well as his Master of Science degree in Mechanical Engineering from the Catholic University of Leuven in Belgium in 1992. He also received his Master of Business Administration from the EDHEC University in France in 1993.
About AGCO:
AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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